UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               KIT Digital, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Stock, par value $0.0001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   482470200
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2009
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [_]   Rule 13d-1(b)

            [X]   Rule 13d-1(c)

            [_]   Rule 13d-1(d)

----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 482470200
          ---------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      (ENTITIES ONLY)

      Michael Self

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      0

6.    SHARED VOTING POWER

      570,624

7.    SOLE DISPOSITIVE POWER

      0

8.    SHARED DISPOSITIVE POWER

      570,624

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      570,624

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.3%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN

CUSIP No. 482470200
          ---------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      (ENTITIES ONLY)

      Lake Union Capital Management, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      0

6.    SHARED VOTING POWER

      570,624

7.    SOLE DISPOSITIVE POWER

      0

8.    SHARED DISPOSITIVE POWER

      570,624

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      570,624

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.3%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO

CUSIP No. 482470200
          ---------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      (ENTITIES ONLY)

      Lake Union Capital Fund, LP

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      0

6.    SHARED VOTING POWER

      570,624

7.    SOLE DISPOSITIVE POWER

      0

8.    SHARED DISPOSITIVE POWER

      570,624

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      570,624

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.3%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN

CUSIP No. 482470200
          ---------

Item 1(a).  Name of Issuer:

            KIT Digital, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            168 Fifth Avenue,
            Suite 301,
            New York, New York 10010
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Michael Self
            Lake Union Capital Management, LLC
            Lake Union Capital Fund, LP
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            600 University Street, Suite 1520
            Seattle, WA 98101
            --------------------------------------------------------------------

      (c).  Citizenship:

            Michael Self - United States of America
            Lake Union Capital Management, LLC - Delaware
            Lake Union Capital Fund, LP - Delaware
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, par value $0.0001
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            482470200
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act (15 U.S.C. 78c).

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act (15
                  U.S.C. 78c).

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act (15 U.S.C. 78c).

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   [_]   An investment adviser in accordance with
                  s.240.13d-1(b)(1)(ii)(E);

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  s.240.13d-1(b)(1)(ii)(F);

      (g)   [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C.1813);

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   [_]   Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            Michael Self - 570,624
            Lake Union Capital Management, LLC - 570,624
            Lake Union Capital Fund, LP - 570,624
            --------------------------------------------------------------------

      (b)   Percent of class:

            Michael Self - 5.3%
            Lake Union Capital Management, LLC - 5.3%
            Lake Union Capital Fund, LP - 5.3%
            --------------------------------------------------------------------

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote

                  Michael Self - 0
                  Lake Union Capital Management, LLC - 0
                  Lake Union Capital Fund, LP - 0
                                                         ______________________,

            (ii)  Shared power to vote or to direct the vote

                  Michael Self - 570,624
                  Lake Union Capital Management, LLC - 570,624
                  Lake Union Capital Fund, LP - 570,624
                                                          _____________________,

            (iii) Sole power to dispose or to direct the
                  disposition of

                  Michael Self - 0
                  Lake Union Capital Management, LLC - 0
                  Lake Union Capital Fund, LP -0
                                                          _____________________,

            (iv) Shared power to dispose or to direct the disposition of

                  Michael Self - 570,624
                  Lake Union Capital Management, LLC - 570,624
                  Lake Union Capital Fund, LP - 570,624
                                                          _____________________.

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

      N/A
      --------------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

      N/A
      --------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

      N/A
      --------------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

      N/A
      --------------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

      N/A
      --------------------------------------------------------------------------

Item 10. Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 11, 2010
                                         ---------------------------------------
                                                        (Date)


                                         LAKE UNION CAPITAL FUND, LP

                                         By:  Lake Union Capital Management, LLC
                                              General Partner

                                         By:  /s/ Michael Self
                                              ----------------------------------
                                              Michael Self
                                              Managing Member


                                         LAKE UNION CAPITAL MANAGEMENT, LLC

                                         By:  /s/ Michael Self
                                              ----------------------------------
                                              Michael Self
                                              Managing Member


                                         /s/ Michael Self
                                         ---------------------------------------
                                         Michael Self

                                                                       Exhibit A

                                   AGREEMENT

            The undersigned agree that this Amendment No. 1 to Schedule 13G dated February 11, 2010 relating to the Common Stock, par value $0.0001 of KIT Digital, Inc. shall be filed on behalf of the undersigned.

                                         LAKE UNION CAPITAL FUND, LP

                                         By:  Lake Union Capital Management, LLC
                                              General Partner

                                         By:  /s/ Michael Self
                                              ----------------------------------
                                              Michael Self
                                              Managing Member


                                         LAKE UNION CAPITAL MANAGEMENT, LLC

                                         By:  /s/ Michael Self
                                              ----------------------------------
                                              Michael Self
                                              Managing Member


                                         /s/ Michael Self
                                         ---------------------------------------
                                         Michael Self

SK 21893 0001 1071774